UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2013

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on October 17, 2013, Portland General Electric Company (PGE) and certain institutional buyers (Buyers) in the private placement market entered into a Bond Purchase Agreement (Agreement) under which PGE would sell, and the Buyers would purchase, an aggregate principal amount of $155 million of PGE’s First Mortgage Bonds (Bonds). The Bonds issuable under the Agreement consist of a Series due November 15, 2042, in the amount of $105 million, that will bear interest from its issue date until maturity at an annual rate of 4.74% and a Series due December 15, 2048, in the amount of $50 million, that will bear interest from its issue date until maturity at an annual rate of 4.84%.

On November 15, 2013, the 4.74% Series, due 2042, was issued and funded in full. Pursuant to the Agreement, the Bonds were issued under PGE’s Indenture of Mortgage and Deed of Trust, dated July 1, 1945 (Mortgage), between PGE and Wells Fargo Bank, National Association (as successor to HSBC Bank USA, National Association) in its capacity as trustee, as amended and supplemented to date, and from time-to-time, including the Company’s Sixty-eighth Supplemental Indenture dated October 15, 2013. The Bonds are redeemable at the option of PGE at the designated “make-whole” redemption price as described in the Sixty-eighth Supplemental Indenture.

The 4.84% Series is expected to be issued under the Mortgage to the Buyers and funded on December 16, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	November 21, 2013	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer

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